As filed with the Securities and Exchange Commission on March 13, 2017	Registration No. 333- _____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under The Securities Act of 1933

Inter Parfums, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3275609
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

551 Fifth Avenue, New York, New York	10176
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	212.983.2640

2016 STOCK OPTION PLAN OF INTER PARFUMS, INC.
(Full Title of the Plans)

Russell Greenberg, Chief Financial Officer Inter Parfums, Inc. 551 Fifth Avenue New York, New York 10167 Telephone: 212.983.2640
(Name, Address Telephone number, including area code of agent for service)

Copy to:
Joseph A. Caccamo, Esq. Caccamo Law PA 54 Cloisterbane Drive St. Johns, Florida 32259

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definitions of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act).

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value[1]	1,000,000 shares[2]	$34.38[3]	$34,375,000[3]	$3,984.06[4]

[1] Represents shares of Common Stock issuable upon exercise of options to be granted under the 2016 Stock Option Plan of Inter Parfums, Inc.

[2] Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminable number of additional securities that may become issuable in accordance with the anti-dilution provisions applicable to the options exercisable for the common stock registered hereunder.

[3] Estimated solely for the purpose of calculating the registration fee. The registration fee is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sales price of the Common Stock as reported on The Nasdaq Stock Market on March 9, 2017.

[4] Fee is determined by multiplying aggregate offering amount times .0001159 ($115.90 per $1,000,000).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required under Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
•	Our Current Report on Form 8-K filed on March 13, 2017
•	All documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock to be offered under the registration statement will be passed on for us by Caccamo Law PA, St. Johns, Florida. Joseph A. Caccamo, Esq. of principal of Caccamo Law PA, and is the record owner of options to purchase 8,600 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by Section 145 of the Delaware General Corporation Law, Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

-	for any breach of the director’s duty of loyalty to Registrant or its stockholders;

-	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

-	under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

-	for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, Registrant’s bylaws provide that:

-	Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

-	Registrant may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its certificate of incorporation, its bylaws or agreements to which it is a party;

-	Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

-	the rights conferred in the Bylaws are not exclusive.

Registrant maintains directors’ and officers’ liability insurance that includes coverage for public securities matters.

See also the undertakings set out in response to Item 9.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated by reference herein.

Item 9. Undertakings.

A.       The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 13th day of March, 2017.

INTER PARFUMS, INC.

By	/s/ Jean Madar
Jean Madar, Chief Executive Officer

Each person whose signature appears below hereby appoints Jean Madar and Russell Greenberg, and both of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jean Madar	Chairman of the Board of Directors	March 13, 2017
Jean Madar	and Chief Executive Officer

/s/ Russell Greenberg	Chief Financial and Accounting	March 13, 2017
Russell Greenberg	Officer and Director

/s/ Philippe Benacin	Director	March 10, 2017
Philippe Benacin

/s/ Philippe Santi	Director	March 9, 2017
Philippe Santi

/s/ François Heilbronn	Director	March 10, 2017
François Heilbronn

/s/ Jean Levy	Director	March 9, 2017
Jean Levy

/s/ Robert Bensoussan-Torres	Director	March 9, 2017
Robert Bensoussan-Torres

	Director	March __, 2017
Patrick Choël

/s/ Michel Dyens	Director	March 10, 2017
Michel Dyens

EXHIBIT INDEX

Exhibit Number	Description

4.33	2016 Stock Option Plan of Inter Parfums, Inc. (incorporated by reference to Exhibit No. 4.33 of the Inter Parfums, Inc. Quarter Report on Form 10-Q for the period ended June 30, 2016)
5.1	Opinion of Caccamo Law PA*
10.166	Form of Nonqualified Stock Option Contract-Employees*
10.167	Form of Nonqualified Stock Option Contract-Executive Officers*
10.168	Form of Nonqualified Stock Option Contract-Nonemployee Directors*
23.1	Consent of Caccamo Law PA (included in Exhibit 5.1)
23.2	Consent of Mazars USA LLP*
24.1	Power of Attorney (included on signature page of this registration statement)

 *Filed herewith